Exhibit 99.1

AN2 Therapeutics Announces $40 Million Private Placement Financing

MENLO PARK, Calif.—(BUSINESS WIRE)—AN2 Therapeutics, Inc. (Nasdaq: ANTX), a clinical-stage biopharmaceutical company developing novel small molecule therapeutics derived from its boron chemistry platform, today announced that it has entered into a securities purchase agreement for a private placement that is expected to result in gross proceeds of approximately $40 million, before deducting placement agent fees and other expenses. The private placement includes participation from Coastlands Capital, Commodore Capital, Vivo Capital and other new and existing institutional investors.

In the private placement, AN2 Therapeutics is selling 8,245,611 shares of common stock at a price of $2.85 per share and, in lieu of common stock to investors who so choose, pre-funded warrants to purchase up to 5,789,493 shares of common stock at a price of $2.84999 per pre-funded warrant. Each pre-funded warrant will have an exercise price of $0.00001 per share of common stock, will be exercisable immediately and will be exercisable until exercised in full, subject to ownership limitations. The private placement is expected to close on March 10, 2026, subject to the satisfaction of customary closing conditions. The private placement is being conducted in accordance with applicable Nasdaq rules and was priced to satisfy the “Minimum Price” requirement (as defined in the Nasdaq rules).

Leerink Partners is acting as exclusive placement agent for the private placement.

The securities sold in this private placement have not been registered under the Securities Act of 1933, as amended, or applicable state securities laws, and may not be offered or sold in the United States except pursuant to an effective registration statement or an applicable exemption from the registration requirements. AN2 Therapeutics has agreed to file a registration statement with the Securities and Exchange Commission registering the resale of the shares of common stock to be issued in the private placement and the shares of common stock issuable upon exercise of the pre-funded warrants to be issued in the private placement.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy any securities described herein, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or jurisdiction.

About AN2 Therapeutics, Inc.

AN2 Therapeutics, Inc. is a biopharmaceutical company focused on discovering and developing novel small molecule therapeutics derived from its boron chemistry platform. AN2 has a pipeline of boron-based compounds in development for polycythemia vera, nontuberculous mycobacterial (NTM) lung disease caused by M. abscessus, Chagas disease, and melioidosis, along with advanced research programs focused on targets in oncology and infectious diseases. The Company is committed to delivering high-impact drugs to patients that address critical unmet needs and improve health outcomes.

Contacts

AN2 COMPANY CONTACT:

Lucy O. Day

Chief Financial Officer

l.day@an2therapeutics.com

INVESTOR AND MEDIA CONTACT:

Anne Bowdidge

ir@an2therapeutics.com